Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and in the related Prospectus of SBA Communications Corporation and to the incorporation by reference of our reports dated February 26, 2009, with respect to the consolidated financial statements of SBA Communications Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida

February 26, 2009